December 2, 2016	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$12,050,000

Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index due January 7, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to a Review Date if the closing level of the S&P 500® Index, which we refer to as the Index, is greater than or equal to 90.00% of the Initial Value, which we refer to as the Trigger Value, on each day on or prior to that Review Date.
•	As early as the first day after the Pricing Date, investors in the notes could lose their ability to receive any Contingent Interest Payments over the 61-month term of the notes. Under these circumstances, the payment at maturity will reflect the sum of the return of the Index over the term of the notes plus the Buffer Amount of 10.00%, multiplied by the Leverage Factor of 1.11111. This payment at maturity will be less than the principal amount if the Final Value is less than the Trigger Value.
•	If investors receive all available Contingent Interest Payments over the term of the notes because a Trigger Event does not occur, they will receive only the principal amount of their notes at maturity and will not receive an enhanced payment at maturity.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments or an enhanced payment at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on December 2, 2016 and are expected to settle on or about December 7, 2016.
•	CUSIP: 46646QDR3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total	$12,050,000	—	$12,050,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $1,020.70 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Index: The S&P 500® Index (Bloomberg ticker: SPX)

Contingent Interest Payments: If a Trigger Event has not occurred on or prior to a Review Date, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $5.625 (equivalent to a Contingent Interest Rate of 6.75% per annum, payable at a rate of 0.5625% per month).

If a Trigger Event has occurred on or prior to a Review Date, no Contingent Interest Payment will be made with respect to that Review Date or any subsequent Review Date. Following the occurrence of a Trigger Event, no further Contingent Interest Payments will be payable over the remaining term of the notes.

Contingent Interest Rate: 6.75% per annum, payable at a rate of 0.5625% per month

Trigger Value: 90.00% of the Initial Value, which is 1,972.755

Buffer Amount: 10.00%

Leverage Factor: 1.11111

Pricing Date: On or about December 2, 2016

Original Issue Date (Settlement Date): On or about December 7, 2016

Review Dates*: January 3, 2017, February 2, 2017, March 2, 2017, April 3, 2017, May 2, 2017, June 2, 2017, July 3, 2017, August 2, 2017, September 5, 2017, October 2, 2017, November 2, 2017, December 4, 2017, January 2, 2018, February 2, 2018, March 2, 2018, April 2, 2018, May 2, 2018, June 4, 2018, July 2, 2018, August 2, 2018, September 4, 2018, October 2, 2018, November 2, 2018, December 3, 2018, January 2, 2019, February 4, 2019, March 4, 2019, April 2, 2019, May 2, 2019, June 3, 2019, July 2, 2019, August 2, 2019, September 3, 2019, October 2, 2019, November 4, 2019, December 2, 2019, January 2, 2020, February 3, 2020, March 2, 2020, April 2, 2020, May 4, 2020, June 2, 2020, July 2, 2020, August 3, 2020, September 2, 2020, October 2, 2020, November 2, 2020, December 2, 2020, January 4, 2021, February 2, 2021, March 2, 2021, April 5, 2021, May 3, 2021, June 2, 2021, July 2, 2021, August 2, 2021, September 2, 2021, October 4, 2021, November 2, 2021, December 2, 2021 and January 4, 2022 (final Review Date)

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Interest Payment Dates*: January 6, 2017, February 7, 2017, March 7, 2017, April 6, 2017, May 5, 2017, June 7, 2017, July 7, 2017, August 7, 2017, September 8, 2017, October 5, 2017, November 7, 2017, December 7, 2017, January 5, 2018, February 7, 2018, March 7, 2018, April 5, 2018, May 7, 2018, June 7, 2018, July 6, 2018, August 7, 2018, September 7, 2018, October 5, 2018, November 7, 2018, December 6, 2018, January 7, 2019, February 7, 2019, March 7, 2019, April 5, 2019, May 7, 2019, June 6, 2019, July 8, 2019, August 7, 2019, September 6, 2019, October 7, 2019, November 7, 2019, December 5, 2019, January 7, 2020, February 6, 2020, March 5, 2020, April 7, 2020, May 7, 2020, June 5, 2020, July 8, 2020, August 6, 2020, September 8, 2020, October 7, 2020, November 5, 2020, December 7, 2020, January 7, 2021, February 5, 2021, March 5, 2021, April 8, 2021, May 6, 2021, June 7, 2021, July 8, 2021, August 5, 2021, September 8, 2021, October 7, 2021, November 5, 2021, December 7, 2021 and the Maturity Date

Maturity Date*: January 7, 2022

Payment at Maturity:

If a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If a Trigger Event has occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Index Return + Buffer Amount) × Leverage Factor]

If (i) a Trigger Event has occurred and (ii) the Final Value is less than the Trigger Value, you will lose some or all of your principal amount at maturity.

Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of the Index is less than the Trigger Value.

Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date, which was 2,191.95

Final Value: The closing level of the Index on the final Review Date

PS-1 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

How the Notes Work

Payments in Connection with Review Dates (Other than the Final Review Date)

Payment at Maturity

PS-2 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 6.75% per annum, depending on how many Contingent Interest Payments are made prior to maturity. If the closing level of the Index is less than the Trigger Value on any day on or prior to a Review Date, no Contingent Interest Payment will be payable with respect to that Review Date or any subsequent Review Date.

Number of Contingent Interest Payments	Total Contingent Interest Payments	Number of Contingent Interest Payments	Total Contingent Interest Payments
61	$343.125	30	$168.750
60	$337.500	29	$163.125
59	$331.875	28	$157.500
58	$326.250	27	$151.875
57	$320.625	26	$146.250
56	$315.000	25	$140.625
55	$309.375	24	$135.000
54	$303.750	23	$129.375
53	$298.125	22	$123.750
52	$292.500	21	$118.125
51	$286.875	20	$112.500
50	$281.250	19	$106.875
49	$275.625	18	$101.250
48	$270.000	17	$95.625
47	$264.375	16	$90.000
46	$258.750	15	$84.375
45	$253.125	14	$78.750
44	$247.500	13	$73.125
43	$241.875	12	$67.500
42	$236.250	11	$61.875
41	$230.625	10	$56.250
40	$225.000	9	$50.625
39	$219.375	8	$45.000
38	$213.750	7	$39.375
37	$208.125	6	$33.750
36	$202.500	5	$28.125
35	$196.875	4	$22.500
34	$191.250	3	$16.875
33	$185.625	2	$11.250
32	$180.000	1	$5.625
31	$174.375	0	$0.000

PS-3 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to a hypothetical Index, assuming a range of performances for the hypothetical Index during the Monitoring Period, including on the final Review Date. The hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00;
•	a Trigger Value of 90.00 (equal to 90.00% of the hypothetical Initial Value);
•	a Buffer Amount of 10.00%;
•	a Leverage Factor of 1.11111; and
•	a Contingent Interest Rate of 6.75% per annum (payable at a rate of 0.5625% per month).

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — A Trigger Event has NOT occurred and the Final Value is greater than the Initial Value.

Date	Trigger Event Has Occurred on or Before Review Date	Payment (per $1,000 principal amount note)
First Review Date	No	$5.625
Second Review Date	No	$5.625
Third through Sixtieth Review Dates	No	$5.625
Final Review Date (Final Value: 140.00)	No	$1,005.625
	Total Payment	$1,343.125 (34.3125% return)

Because a Trigger Event has not occurred, the payment at maturity, for each $1,000 principal amount note, will be $1,005.625 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date), regardless of the performance of the Index. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,343.125. Although the Index Return is 40.00%, because a Trigger Event has not occurred, the return on the notes is only 34.3125%.

Example 2 — A Trigger Event has occurred on or prior to the first Review Date and the Final Value is less than the Trigger Value.

Date	Trigger Event Has Occurred on or Before Review Date	Payment (per $1,000 principal amount note)
First Review Date	Yes	$0
Second Review Date	Yes	$0
Third through Sixtieth Review Dates	Yes	$0
Final Review Date (Final Value: 50.00)	Yes	$555.5555
	Total Payment	$555.5555 (-44.44445% return)

Because a Trigger Event has occurred and the Index Return is -50.00%, the payment at maturity will be $555.5555 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 10.00%) × 1.11111] = $555.5555

In addition, because a Trigger Event occurred on or prior to the first Review Date, you receive no Contingent Interest Payments for the entire term of the notes. Therefore, the total amount paid, for each $1,000 principal amount note, is equal to only $555.5555.

PS-4 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

Example 3 — A Trigger Event has occurred for the first time after the third Review Date and on or prior to the fourth Review Date and the Final Value is greater than or equal to the Trigger Value.

Date	Trigger Event Has Occurred on or Before Review Date	Payment (per $1,000 principal amount note)
First Review Date	No	$5.625
Second Review Date	No	$5.625
Third Review Date	No	$5.625
Fourth Review Date	Yes	$0
Fifth through Sixtieth Review Dates	Yes	$0
Final Review Date (Final Value: 95.00)	Yes	$1,055.5555
	Total Payment	$1,072.4305 (7.24305% return)

Because a Trigger Event has occurred and the Index Return is -5.00%, the payment at maturity will be $1,0555.5555 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-5.00% + 10.00%) × 1.11111] = $1,055.5555

However, because a Trigger Event occurred on for the first time after the third Review Date and on or prior to the fourth Review Date, you receive no Contingent Interest Payments for the fourth Review Date and for the remaining term of the notes. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,072.4305.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If (i) a Trigger Event has occurred and (ii) the Final Value is less than the Trigger Value, you will lose 1.11111% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value by more than 10.00%. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	THE OPPORTUNITY TO RECEIVE CONTINGENT INTEREST PAYMENTS MAY TERMINATE AS EARLY AS THE FIRST DAY AFTER THE PRICING DATE —

As early as the first day after the Pricing Date, you could lose your ability to receive any Contingent Interest Payments over the 61-month term of the notes. Under these circumstances, the payment at maturity will reflect the sum of the Index Return plus the Buffer Amount of 10.00%, multiplied by the Leverage Factor of 1.11111. This payment at maturity will be less than the principal amount if the Final Value is less than the Trigger Value.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

We will make a Contingent Interest Payment with respect to a Review Date only if a Trigger Event has not occurred on or prior to that Review Date. If a Trigger Event has occurred on or prior to a Review Date, no Contingent Interest Payment will be made with respect to that Review Date or any subsequent Review Date. Under these circumstances, no further Contingent Interest payments will be payable over the remaining term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit

PS-5 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF NO TRIGGER EVENT OCCURS, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES

regardless of any appreciation in the level of the Index, which may be significant. Under these circumstances, you will not participate in any appreciation in the level of the Index.

•	THE LEVERAGE FACTOR WILL PROVIDE UPSIDE ENHANCEMENT ONLY IF A TRIGGER EVENT HAS OCCURRED AND THE FINAL VALUE IS GREATER THAN THE TRIGGER VALUE —

If you receive all available Contingent Interest Payments over the term of the notes because a Trigger Event does not occur, you will receive only the principal amount of your notes at maturity and will not receive an enhanced payment at maturity. If a Trigger Event has occurred and the Final Value is less than the Trigger Value, the payment at maturity will be less than the principal amount.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	THE RISK OF THE CLOSING LEVEL OF THE INDEX FALLING BELOW THE TRIGGER VALUE IS GREATER IF THE LEVEL OF THE INDEX IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-6 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Index

The Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels from January 7, 2011 through December 2, 2016. The closing level of the Index on December 2, 2016 was 2,191.95. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any day during the Monitoring Period, including on the final Review Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount or the payment of any interest.

PS-7 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

PS-8 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

Costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a loss that is more or less than expected, or it may result in a profit.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.

PS-9 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index

The original issue price of the notes is equal to the estimated value of the notes minus (plus) the projected losses (profits) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-10 | Structured Investments Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Index